UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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BLUE DOLPHIN ENERGY COMPANY
(Name of Registrant as specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BLUE DOLPHIN ENERGY COMPANY
801 Travis Street, Suite 2100
Houston, Texas 77002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held Wednesday, May 30, 2007
To the Stockholders of Blue Dolphin Energy Company:
The annual meeting of stockholders (the “Annual Meeting”) of Blue Dolphin Energy Company (the “Company”) will be held on Wednesday, May 30, 2007, at 2:00 p.m., local time, at The Downtown Club at Houston Center, 1100 Caroline Street, First City Tower Garage, Level C / 11th Floor in the Metropolitan Room for the following purposes:
1.	To elect five directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	To amend the Company’s 2000 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant under the plan from 650,000 shares to 1,200,000 shares; and

3.	To consider and transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Additional information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on April 2, 2007, as the record date for the meeting, and only holders of common stock on the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we urge you to vote your shares at your earliest convenience in order to ensure that your shares will be represented at the meeting. You can vote by signing, dating and returning the enclosed proxy card or by submitting your proxy voting instructions through the Internet. If you hold your shares through a broker or other nominee, you should contact your broker to determine whether you may submit your proxy by telephone or Internet.

For the Board of Directors
/s/ Ivar Siem
IVAR SIEM,
Chairman and Chief Executive Officer

Houston, Texas
April 26, 2007

BLUE DOLPHIN ENERGY COMPANY
April 26, 2007
To Our Stockholders:
It is a pleasure to write to you on the heels of a long and difficult turn around process, and report that I believe the Company is now in better shape than we have ever been. This letter gives me the opportunity to put into perspective our development over the last few years and what it means to you, our stockholders, and why both the short and long-term potential for the Company holds much promise.
Over the last two years, the elimination of all debt, the issuance of additional equity to provide a cash platform and a smaller and more relevant Board of Directors has become a reality. It now remains to rebuild the management team, which during the past difficult years had been trimmed to a minimum.
With the upswing in the industry, we have experienced increased exploration activity around our pipeline assets. This has led to several new discoveries in our market area, and we in turn have been able to capture the transportation business of these producers.
Specifically, the increased activity around our pipeline assets has translated into five new transportation agreements since mid 2005 — four for deliveries into the Blue Dolphin Pipeline System, and one for deliveries into the GA 350 Pipeline. We are currently negotiating additional transportation agreements with the operators of four new discoveries — two for deliveries into the Blue Dolphin Pipeline System and two for deliveries into the GA 350 Pipeline. While the Omega Pipeline is inactive, it holds great potential for us. Approximately twenty federal blocks within the market area of the pipeline are currently under lease and several of these were acquired at unusually high cost by the lessees. This could indicate that a new exploration trend may be developing. We are well positioned should the exploration companies be successful in finding oil and gas in this area.
Our income from sales of oil and gas production is declining in line with the natural depletion of the reservoirs. The history of a portion of our current production goes back to our prospect generating activity. We were not able to continue our generating program when we lost third party funding in connection with the downturn in the market in 2000. However, we are currently evaluating a revival of the generating program. In addition to the obvious benefit of participating in discoveries, we would be able to focus our efforts in areas where we have or are acquiring pipelines and thereby support the underlying value of those assets.
At our upcoming Annual Meeting, the size of our Board of Directors will be reduced to five members. In addition to this change, I am very pleased that we have two new members, Erik Ostbye, elected by stockholders in May 2006, and John Goodpasture, appointed to the Board of Directors in December 2006. Both bring extensive and relevant experience to the Company. We have already benefited from their extensive networks and insight into our market areas and their knowledge will be valuable in growing the Company in the years ahead.
This has been an exciting year. We have clearly put our major problems behind us. We should now be able to devote our efforts to improving and developing our business. We appreciate your patience and support and look forward to another exciting and successful coming year.

With regards,
/s/ Ivar Siem
IVAR SIEM,
Chairman and Chief Executive Officer

801 Travis Street, Suite 2100, Houston, Texas 77002
Phone (713) 227-7660 • Fax (713) 227-7626 • www.blue-dolphin.com

BLUE DOLPHIN ENERGY COMPANY
801 Travis Street, Suite 2100
Houston, Texas 77002
PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and accompanying Notice and Proxy Card are being furnished to the stockholders of Blue Dolphin Energy Company, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, May 30, 2007, at 2:00 p.m., local time, at The Downtown Club at Houston Center, 1100 Caroline Street, First City Tower Garage, Level C / 11th Floor in the Metropolitan Room. This Proxy Statement and accompanying Notice and Proxy Card are first being mailed to stockholders on or about May 3, 2007. The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 is being mailed with this Proxy Statement.
At the Annual Meeting, stockholders will be asked to (i) elect five directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier resignation or removal; (ii) consider and vote upon the proposal to approve an amendment to the Blue Dolphin Energy Company 2000 Stock Incentive Plan to increase the number of authorized shares reserved for issuance from 650,000 shares to 1,200,000 shares; and (iii) consider and transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.
Record Date and Quorum
The Board of Directors has fixed the close of business on April 2, 2007, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at the Company’s principal executive office, 801 Travis Street, Suite 2100, Houston, Texas 77002. On the Record Date, there were 11,559,643 shares of common stock, par value $.01 per share (the “Common Stock”), issued and outstanding. Stockholders are entitled to one vote per share of Common Stock held on the Record Date on each matter presented at the Annual Meeting.
The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by proxies, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (e.g. shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter) are counted as present for purposes of determining whether a quorum is present.
Voting and Revocability of Proxy
All shares of Common Stock represented at the Annual Meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted “FOR” election of all nominees to the Board of Directors, “FOR” approval of the amendment to the 2000 Stock Incentive Plan and in the discretion of the proxy holder on any other matters properly brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions:
•	by providing written notice of revocation to the Company;

•	delivering to the Company a signed proxy of a later date; or

•	by voting in person at the Annual Meeting.
Any written notice revoking a proxy should be sent to Blue Dolphin Energy Company, Attention: Secretary, 801 Travis Street, Suite 2100, Houston, Texas 77002.
Reimbursement of Solicitation Expenses
The Company will bear all costs of this solicitation. Proxies will be solicited primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone in the ordinary course of business for which they will not receive additional compensation. The Company has requested that brokerage houses, nominees, fiduciaries and other custodians send proxy materials to the beneficial owners of Common Stock, for which the Company will reimburse them for their reasonable out-of-pocket expenses.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Director Nominees
Messrs. Laurence N. Benz, John N. Goodpasture, Harris A. Kaffie, Erik Ostbye and Ivar Siem (each a “Director Nominee”) have been nominated by the Board of Directors to serve as directors until the next annual meeting of stockholders, or in each case until their successors have been duly elected and qualified, or until their earlier resignation or removal. All of the Director Nominees have previously been elected by the stockholders, except Mr. Goodpasture. Michael S. Chadwick, who is a director, is not standing for re-election. Each Director Nominee has consented to be nominated and has expressed his intention to serve if elected. The Board of Directors has no reason to believe that any of the Director Nominees will be unable or unwilling to serve if elected. However, should any Director Nominee become unable or unwilling to serve as a director at the time of the Annual Meeting, the person or persons exercising the proxies will vote for the election of a substitute Director Nominee designated by the Board of Directors.
Remainder of Page Intentionally Left Blank

The following sets forth, as of April 20, 2007, each Director Nominee’s name, all positions held with the Company, principal occupation, age and year in which the Director Nominee first became a director of the Company.

Name, Age and Principal Occupation	Director Since

Ivar Siem, 60, Chairman of the Board and Chief Executive Officer. Mr. Siem has served as Chairman of the Board of Directors of the Company since 1989 and was appointed as Chief Executive Officer in 2004. Since 2000 he has also served as Chairman of the Board of Directors and President of Drillmar, Inc., a well construction and intervention company. From 1995 to 2000 Mr. Siem served on the Board of Directors of Grey Wolf, Inc., during which time he served as Chairman from 1995 to 1998 and as interim President in 1995 during its restructuring. Since 1981, he has been an international consultant in energy, technology and finance. From 1974 to 1981, Mr. Siem managed the oil and gas interests of Fred. Olsen and from 1977 he managed their drilling operation, Dolphin International, Inc. Mr. Siem holds a Bachelor of Science in Mechanical Engineering from the University of California, Berkeley, and has completed an executive MBA program at Amos Tuck School of Business, Dartmouth University.
1989

Laurence N. Benz, 45, Director. Dr. Benz was elected as a director of the Company in 2004. Since 1987 he has served as the President of Kentucky Orthopedic Rehabilitation LLC, which he founded. From 1984 through 1989, he served as a Captain in the Army Medical Specialists Corps of the United States Army. Dr. Benz is the founder and organizer of multiple private companies representing healthcare, banking, telecommunications, real estate and consulting services. He also serves on the Board of Directors for multiple private companies. Dr. Benz received a Masters in Physical Therapy from Baylor University, a Masters in Business Administration from Ohio State University and a Doctorate in Physical Therapy from MGH Institute of Health Professionals in Boston, Massachusetts.
2004

John N. Goodpasture, 58, Director. Mr. Goodpasture was appointed as a director of the Company in December 2006, following his recommendation to the Board of Directors by Mr. Siem. Since 2001 he has served as Vice President of Corporate Development for Texas Eastern Products Pipeline Company, L.L.C., the general partner of TEPPCO Partners, L.P. From 1999 to 2001 he was Vice President of Business Development for Enron Transportation Services. From 1980 to 1999 Mr. Goodpasture held various executive-level positions with Seagull Energy Corporation, including President of Seagull Pipeline & Marketing Company. Previously he held a variety of management positions at Union Carbide Corporation, where he began his career in 1970. Mr. Goodpasture also serves on the Board of Directors of End Hunger Network of Houston. He earned a Bachelor of Science in Mechanical Engineering from Texas Tech University in Lubbock, Texas.
2006

Harris A. Kaffie, 57, Director. Mr. Kaffie has served as a director of the Company since 1989. Mr. Kaffie is a private investor with diverse investments and business activities across such areas as energy, finance, venture capitalism, real estate development, farming, ranching and minerals. Since 1994, he has been associated with Kaffie Brothers, a real estate, farming and ranching company, where he serves as a partner. He also serves on the Board of Directors of several privately held companies. Mr. Kaffie received a Bachelor of Business Administration from Southern Methodist University in 1972.
1989

Erik Ostbye, 55, Director. Mr. Ostbye was elected as a director of the Company in 2006. Since 1983 Mr. Ostbye has been associated with the Arne Blystad Group of companies: from 2003 to 2007 he was Vice President of Finance of Sokana Chartering, LLC, from 1988 to 2003 he served as Vice President of Finance of Blystad Shipping (USA) Inc. and from 1983 to 1988 he was Financial Manager of Arne Blystad AS. Following the sale of the Blystad tanker operation to Eitzen Chemical USA in 2006, Mr. Ostbye has continued his work for the Blystad Group of companies as a U.S. representative. Mr. Ostbye also serves on the Board of Directors of several privately held companies. He holds a Sivilokonom/MBA from the Norwegian School of Management (BI).
2006

Vote Required for Approval
A plurality of the votes cast by the stockholders present and entitled to vote at the Annual Meeting, in person or by proxy, is necessary for the election of directors. Accordingly, abstentions and broker non-votes will have no effect on the election of directors.
Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.
Executive Officers
The following sets forth the age and background of each executive officer and the year in which the executive officer first joined the Company:

Name, Age and Principal Occupation	Joined Company

Michael J. Jacobson, 60, President. Mr. Jacobson has served as President of the Company since 1990 having also served in dual capacities as Chief Executive Officer from 1990 to 2004 and as Secretary from 2005 to 2006. Prior to joining the Company, Mr. Jacobson served in various senior management positions in the energy industry, including Senior Vice President and Chief Financial and Administrative Officer for Creole International, Inc. and its subsidiaries, international providers of engineering and technical services to the energy sector, Vice President of Operations for the parent holding company, and Vice President and Chief Financial Officer of Volvo Petroleum, Inc. and certain Fred. Olsen oil and gas interests. Mr. Jacobson began his career with Shell Oil Company in 1968, where he served in various analytical and management capacities in the exploration and production organization until 1974. Mr. Jacobson received his Bachelor of Science in Finance from the University of Colorado.
1990

Gregory W. Starks, 42, Vice President, Treasurer and Secretary. Mr. Starks was appointed Vice President and Secretary of the Company in 2006 and Treasurer in 2005. He previously served as Accounting Manager and Assistant Secretary after joining the Company in 2000. From 1990 to 2000 he held various corporate accounting positions at PanEnergy Corporation and Duke Energy Corporation. Mr. Starks is a Certified Public Accountant and received a Bachelor of Business Administration from the University of Texas at Austin and a Master of Business Administration from the University of Houston.	2000
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
Board of Directors
During 2006, the Board of Directors held four regular meetings and four special meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served. The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee.
Audit Committee
At the beginning of 2006, the Audit Committee consisted of Messrs. Benz, Kaffie and James M. Trimble with Dr. Benz serving as Chairman. In May 2006, the Board of Directors appointed Messrs. Benz, Kaffie and Ostbye to serve as members of the Audit Committee, with Dr. Benz elected to continue serving as Chairman. The Board of Directors has determined that Dr. Benz qualifies as an Audit Committee Financial Expert. The Audit Committee’s duties include overseeing the financial reporting and internal control functions. The Audit Committee Charter is not available on the Company’s website, however, it was included as Exhibit A in the Company’s Definitive Proxy Statement as filed with the Securities and Exchange Commission (“SEC”) on April 20, 2005. The Audit Committee met five times during the fiscal year ended December 31, 2006.
Compensation Committee
At the beginning of 2006, the Compensation Committee consisted of Messrs. Chadwick, Kaffie and Trimble. In May 2006, the Board of Directors appointed Messrs. Chadwick, Kaffie and F. Gardner Parker to serve as members of the Compensation Committee. In November 2006, following the resignation of Mr. Parker from the Board of Directors, Mr. Goodpasture was appointed to serve on the Compensation Committee. The Compensation Committee does not have a charter, however, its duties are to oversee and set the Company’s compensation policies, to approve compensation of executive officers and to administer its stock incentive plan. The Compensation Committee met two times during the fiscal year ended December 31, 2006.
Nomination Procedures
The Board of Directors currently does not have a standing nominating committee and consequently has no nominating committee charter. In July 2005, the Board of Directors adopted a “Board of Directors Nomination Procedures” policy, which is used by independent members of the Board of Directors when choosing nominees to stand for election. Given the size of the Board of Directors and that a majority of the members are independent, as defined under NASDAQ Stock Market listing standards, the Board of Directors believes that it is not appropriate to have a standing nominating committee.
The Board of Directors will consider for possible nomination qualified nominees recommended by stockholders. As addressed in the “Board of Directors Nomination Procedures” policy, the manner in which independent directors evaluate nominees for director as recommended by a stockholder will be the same as that for nominees received from other sources. Stockholders who wish to propose a qualified candidate for consideration should submit complete information as to the identity and qualifications of that person to the Secretary of the Company no later than March 1, 2008, for the 2008 Annual Meeting of Stockholders. The information should be sent to: Blue Dolphin Energy Company, Attention: Secretary, 801 Travis Street, Suite 2100, Houston, Texas 77002. (See “Nominations and Proposals by Stockholders for the 2008 Annual Meeting in this Proxy Statement for more information.”)
The Board of Directors will continue to nominate qualified incumbent directors whom the Board of Directors believes will continue to make important contributions to the Board of Directors and the Company. The Board of Directors generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major business issues facing the Company.
Director Attendance at the Annual Meeting
The Board of Directors’ policy regarding director attendance at the Annual Meeting is that they are welcome to attend, and that the Company will make appropriate arrangements for directors that choose to attend. In 2006, all incumbent directors of the Company, and five of the six Director Nominees, attended the Annual Meeting.
AUDIT COMMITTEE REPORT
The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors. The Audit Committee is comprised solely of directors who meet NASDAQ’s definition of independence as is currently applicable to the Company as determined by the Board of Directors. The Audit Committee reviews and reassesses the written charter annually and recommends any changes to the Board of Directors for approval. In addition, the Audit Committee periodically reviews relevant requirements of the Sarbanes-Oxley Act of 2002, proposed and adopted rules of the SEC and new listing standards of the NASDAQ Capital Market regarding Audit Committee procedures and responsibilities to ensure Company compliance. The Audit Committee charter was last amended by the Board of Directors in January 2005. No changes to the Audit Committee charter have been made since that time.
The Audit Committee’s primary duties and responsibilities are to:
•	assess the integrity of the Company’s financial reporting process and systems of internal control regarding accounting;

•	assess the independence and performance of the Company’s independent registered public accounting firm; and

•	provide an avenue of communication among the Company’s independent registered public accounting firm, management and the Board of Directors.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
At the beginning of 2006, the Audit Committee consisted of Messrs. Benz, Kaffie and Trimble with Dr. Benz serving as Chairman. In May 2006, the Board of Directors appointed Messrs. Benz, Kaffie and Ostbye to serve as the Audit Committee, with Dr. Benz elected to continue as Chairman of the Audit Committee. The Board of Directors has determined that Dr. Benz qualifies as an Audit Committee Financial Expert. The Audit Committee met five times during the fiscal year ended December 31, 2006.
The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with the Company’s management and management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with UHYLLP (“UHY”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and related amendments.
The Audit Committee received written disclosures and the letter from UHY as required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and the Audit Committee discussed with UHY their independence from the Company. The Audit Committee considered the non-audit services provided by UHY and determined that the services provided are compatible with maintaining UHY’s independence. The Audit Committee must pre-approve all audit and non-audit services provided to the Company by its independent accountants.
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Fees paid to UHY in fiscal years ended December 31, 2006 and 2005 by the Company were as follows:

	2006	2005

Audit fees	$98,866	$93,439
Audit-related fees	5,700	11,783
Tax fees	29,758	43,672
All other fees	—	—

Total	$134,324	$148,894

Audit fees include fees related to the audit of our consolidated financial statements and review of our quarterly reports that are filed with the SEC. Audit-related fees include fees related to consultation concerning financial accounting and reporting standards for share based payments to employees and non-employees, current and deferred taxes and revenue recognition. Tax fees primarily include fees for preparation of federal and state income tax returns as well as tax planning services.
Based on discussions with management and UHY, review of the representation of management and review of the report of UHY to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the SEC.
The Audit Committee:
Laurence N. Benz, Chairman
Harris A. Kaffie
Erik Ostbye
CORPORATE GOVERNANCE
Director Independence
The Board of Directors has affirmatively determined that the majority of directors have no material relationship with the Company (either directly or indirectly or as a shareholder or officer of an organization that has a relationship with the Company) and are independent, and that all members of the Audit and Compensation Committees are independent, pursuant to NASDAQ Stock Market listing standards.
Code of Conduct
All directors, officers and employees must act ethically at all times and in accordance with the Code of Conduct policy adopted by the Board of Directors in July 2005. The Audit Committee has established procedures to enable anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Chairman of the Audit Committee. The Company’s Code of Conduct policy prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern. Violations and/or concerns may be sent anonymously by mail to Laurence N. Benz (Audit Committee Chairman, Blue Dolphin Energy Company), 13201 Magisterial Drive, Louisville, KY 40223, via email to larry@kort.com or such other contact information that the Company may post on its website from time to time.

Code of Ethics
In April 2003, the Board of Directors adopted a Code of Ethics that is applicable to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is posted on our website (www.blue-dolphin.com) and is available to any stockholder, without charge, upon written request to Blue Dolphin Energy Company, Attention: Secretary, 801 Travis Street, Suite 2100, Houston, Texas 77002. Any amendments to, or waivers to, provisions of the Code of Ethics will be disclosed on our website.
Communicating with the Directors
Any stockholder who desires to contact the Board of Directors or specific members of the Board of Directors may do so by writing to: Blue Dolphin Energy Company, Attention: Secretary for Board of Directors, 801 Travis Street, Suite 2100, Houston, Texas 77002.

PROPOSAL NO. 2 — AMENDMENT TO THE COMPANY’S 2000 STOCK INCENTIVE PLAN

As of April 10, 2007, 99,540 shares of Common Stock remained available for grant pursuant to the Blue Dolphin Energy Company 2000 Stock Incentive Plan (the “2000 Plan”) from the 650,000 shares currently reserved for grant. The Board of Directors does not believe that such remaining amount under this plan is sufficient to carry out its compensation policy. Accordingly, on April 5, 2007, the Board of Directors unanimously adopted an amendment to the 2000 Plan, subject to stockholder approval, increasing the aggregate number of shares reserved for grant pursuant to the 2000 Plan from 650,000 to 1,200,000. The amendment to the 2000 Plan is intended to: (i) further the Company’s efforts in attracting, retaining and motivating officers, key employees and non-employee consultants of the Company and (ii) continue to closely align the interests of participants in the 2000 Plan with those of stockholders by encouraging stock ownership and by tying compensation to the performance of the Company and the Common Stock.
The Company has granted 550,460 stock options since the 2000 Plan was originally approved by stockholders effective April 14, 2000. If approved, 649,540 shares of Common Stock will be available for future grants pursuant to the 2000 Plan. The amendment will not change any other material term of the 2000 Plan.
The amendment appears as Appendix A to this Proxy Statement.
Participation in the 2000 Plan
The grant of incentive and non-qualified stock options, shares of restricted stock and stock bonuses under the 2000 Plan to key employees, consultants, and non-employee directors, including our Chairman, Chief Executive Officer, and each of the other named executive officers, is subject to the discretion of the Compensation Committee. As of April 24, 2007, the fair market value of the Common Stock was $3.62 per share, which was the closing bid price as reported by The NASDAQ Capital Market.
Summary Description of the 2000 Plan
Shares Subject to Plan — As amended under the 2000 Plan, the Company may issue incentive awards for up to 1,200,000 shares of Common Stock from the inception of the 2000 Plan, and all of these shares will be available for Incentive Stock Options (“ISO’s). The number of securities available under the 2000 Plan and outstanding incentive awards are subject to adjustments to prevent the dilution of rights of plan participants resulting from stock dividends, stock splits, recapitalization or similar transactions or resulting from a change in applicable laws or other circumstances.

Administration — The 2000 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee may delegate its duties under the 2000 Plan, except for the authority to grant incentive awards or take other action on persons who are subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code. In the case of an incentive award to an outside director, the Board of Directors acts as the Compensation Committee. Subject to the express provisions of the 2000 Plan, the Compensation Committee is authorized to, among other things, select grantees under the 2000 Plan and determine the size, duration and type, as well as the other terms and conditions (which need not be identical), of each incentive award. The Compensation Committee also construes and interprets the 2000 Plan and any related agreements. All determinations and decisions of the Compensation Committee are final, conclusive and binding on all parties. The Company will indemnify members of the Compensation Committee against any damage, loss, liability, cost or expenses in connection with any claim by reason of any act or failure to act under the 2000 Plan, except for an act or omission constituting willful misconduct or gross negligence.
Eligibility — Employees, including executive officers (regardless of whether they are directors), consultants of the Company and non-employee directors are eligible to participate in the 2000 Plan.
Types of Incentive Awards — Under the 2000 Plan, the Compensation Committee may grant incentive awards (“Incentive Awards”), which can be:
(1)	ISO’s, as defined in Section 422 of the Internal Revenue Code;

(2)	“nonstatutory” stock options (“NSO’s”);

(3)	stock appreciation rights (“SAR’s”);

(4)	shares of restricted stock;

(5)	performance units and performance shares; and

(6)	other stock-based awards.
ISO’s and NSO’s together are called “Options.” The terms of each Incentive Award are reflected in an incentive agreement between the Company and the participant.
Options — Generally, Options must be exercised within 10 years of the grant date. The exercise price of each ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The Compensation Committee has the discretion to determine the exercise price of each NSO granted under the 2000 Plan. To the extent the aggregate fair market value of shares of Common Stock for which ISO’s are exercisable for the first time by any employee during any calendar year exceeds $100,000, those Options must be treated as NSO’s.
The exercise price of each Option is payable in cash or, in the Compensation Committee’s discretion, by the delivery of shares of Common Stock owned by the optionee, or the withholding of shares that would otherwise be acquired on the exercise of the Option by “cashless exercise” through a broker, or by any combination of the foregoing.
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Cumulative Grants under the 2000 Plan
The following table summarizes certain information covering cumulative options granted, before consideration of forfeitures and exercises, pursuant to the 2000 Plan, to:
•	each executive officer;

•	each Director Nominee for election;

•	each person who has received 5% of the options reserved for issuance;

•	all current executive officers as a group;

•	all current directors who are not executive officers, as a group; and

•	all current employees, including current officers who are not executive officers, as a group in each case, from inception of the Incentive Plan through December 31, 2006.

		Cumulative	Average per Share
Name	Status	Awards Granted	Exercise Price
Laurence N. Benz	Non-Employee Director	—	N/A
Michael S. Chadwick	Non-Employee Director	83,571	$0.92
John N. Goodpasture	Non-Employee Director	—	N/A
Harris A. Kaffie	Non-Employee Director	83,571	$0.92
Erik Ostbye	Non-Employee Director	—	N/A
Ivar Siem	Executive Officer and Director	59,250	$1.44
Michael J. Jacobson	Executive Officer	73,938	$1.17
Gregory W. Starks	Executive Officer	24,000	$0.99
G. Brian Lloyd	Former Employee	65,500	$0.98
John P. Atwood	Former Employee	44,000	$1.19
Roland B. Keller	Former Employee	41,000	$1.06
	All Current Non-Employee Directors as a Group	167,142	$0.92
	All Current Executive Officers as a Group	157,188	$1.25
	All Other Current Employees as a Group	22,488	$0.95
SAR’s — Upon the exercise of a SAR, the holder receives cash, the aggregate value of which equals the amount by which the fair market value per share of the Common Stock on the exercise date exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. A SAR may be granted in tandem with or independently of a NSO. SAR’s are subject to such conditions and are exercisable at such times as determined by the Compensation Committee, but the exercise price per share must be at least the fair market value of a share of Common Stock on the date of grant.
Restricted Stock — Restricted stock may be subject to a substantial risk of forfeiture, a restriction on transferability or rights of repurchase or first refusal of the Company, as determined by the Compensation Committee. Unless the Compensation Committee determines otherwise, during the period of restriction, the grantee will have all other rights of a stockholder, including the right to vote and receive dividends on the shares.
Performance Units and Performance Shares — For each performance period (to be determined by the Compensation Committee), the committee will establish specific financial or non-financial performance objectives, the number of performance units or performance shares and their contingent values. The values may vary depending on the degree to which such objectives are met.

Other Stock-Based Awards — Other stock-based awards are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of Common Stock. Subject to the terms of the 2000 Plan, the Compensation Committee may determine any terms and conditions of other stock-based awards, provided that, in general, the amount of consideration to be received by the Company shall be either: (i) no consideration other than for services actually rendered or to be rendered (in the case of the issuance of shares) or (ii) in the case of an award in the nature of a purchase right, consideration (other than for services rendered) at least equal to 50% of the fair market value of the shares covered by such grant on the grant date.
Termination of Employment and Change in Control — Except as otherwise provided in the applicable incentive agreement, if a participant’s employment or other service with the Company (or its subsidiaries) is terminated other than due to the participant’s death, Disability, or for Cause (each capitalized term being defined in the 2000 Plan), the participant’s then exercisable Options will remain exercisable until the earlier of (a) the expiration date of such options and (b) 90 days after termination. If the participant’s termination is due to Disability or death, the participant’s then exercisable Options will remain exercisable until the earlier of (a) the expiration date of such options and (b) one year following termination in the event of death or Disability. On retirement, the participant’s then exercisable Options will remain exercisable for six months (except for ISO’s, which will remain exercisable for three months). On a termination for Cause, all the participant’s Options will expire on the termination date.
Unless otherwise provided in the participant’s incentive agreement, upon a change in control of the Company, any restrictions on restricted stock and other stock-based awards will be deemed satisfied, all outstanding Options and SAR’s may become immediately exercisable and all the performance shares and units and any other stock-based awards may become fully vested and deemed earned in full. These provisions could in some circumstances have the effect of an “anti-takeover” defense because, as a result of these provisions, a change in control of the Company could be more difficult or costly.
Incentive Awards Transferability — Incentive Awards may not be assigned, sold or otherwise transferred by a participant, other than by will or by the laws of descent and distribution, or be subject to any lien, assignment or charge, provided, however, if permitted in the participant’s incentive agreement, a NSO may be transferred to immediate family (as defined in the 2000 Plan).
Amendment and Termination — The Company’s Board of Directors may amend or terminate the 2000 Plan at any time. However, the 2000 Plan may not be amended, without stockholder approval, if the amendment would have any of the following effects:
(1)	increase the number of shares of Common Stock which may be issued under the 2000 Plan, except in connection with a recapitalization of the Common Stock;

(2)	amend the eligibility requirements for employees to purchase Common Stock under the 2000 Plan; or

(3)	extend the term of the 2000 Plan.
Without a participant’s written consent, no termination or amendment of the 2000 Plan shall adversely affect in any material way any outstanding Incentive Award granted to the participant.
Vote Required for Approval
The affirmative vote of a majority of the Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the 2000 Plan. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE PROPOSAL TO AMEND THE 2000 PLAN.
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plans
The following table sets forth certain information as of December 31, 2006 with respect to shares of Common Stock that may be issued under our 2000 Plan:

Option Awards
Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in the
Plan Category	and Rights	and Rights	First Column)

Equity compensation plan approved	143,997	$1.56	99,540
by stockholders(1)

(1)	Represents shares of Common Stock issuable upon exercise of outstanding options granted under the 2000 Plan.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than those matters as described in Proposal Nos. 1 and 2 and set forth in the Notice. If other business comes before the Annual Meeting, the persons named on the proxy will vote the proxy in accordance with their best judgment.
EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation Policy and Procedures
Compensation for the Company’s executive officers consists of base salary, cash bonuses and incentive awards that have historically consisted of stock options. The Compensation Committee has the authority to approve the final determination of compensation in all forms for executive officers based on its experience and informal consideration of competitive market practices regarding the compensation of executive officers in companies of similar size and complexity. The Compensation Committee has not used compensation consultants in the past in making its determinations. The Company believes that stock ownership by its executive officers and other employees furthers the alignment between the interests of the executive officers and other employees and the stockholders, thereby enhancing the Company’s efforts to improve stockholder returns.
The Company’s stock incentive plan provides that upon a change of control, the Compensation Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash in accordance with the terms of the stock incentive plan, adjust the outstanding options as appropriate to reflect such change of control or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to receive had the option been exercised. The stock incentive plan provides that a change of control occurs if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding Common Stock or, if after certain enumerated transactions, the persons who were directors before such transactions cease to constitute a majority of the Board of Directors.
The compensation of executive officers is reviewed on an annual basis, as well as when changes in responsibilities occur. The Compensation Committee may not delegate its authority to approve compensation determinations for executive officers. The Compensation Committee approves changes in compensation for Messrs. Jacobson and Starks based on the recommendations of Mr. Siem as principal executive officer and Chairman of the Board of Directors. The Compensation Committee determines the compensation for Mr. Siem.
Compensation for Named Executives
The following table sets forth the compensation paid to the Company’s principal executive officer and the two most highly compensated executive officers other than the principal executive officer whose annual salary exceeded $100,000 in the fiscal year ended December 31, 2006 (collectively, the “Named Executive Officers”) for services rendered to the Company:
SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total

Ivar Siem(1) Chairman of the Board and Chief Executive Officer	2006	$60,000	—	—	—	—	—	$60,000
Michael J. Jacobson President	2006	$180,000	$25,000	—	—	—	—	$205,000
Gregory W. Starks Vice President, Treasurer and Secretary	2006	$116,181	—	—	—	—	—	$116,181

(1)	Mr. Siem’s current salary is based on part-time employment with the Company in his capacity as Chief Executive Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options — Exercisable	Number of Securities Underlying Unexercised Options — Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Ivar Siem	8,000	—	—	$6.00	5/17/2010	—	—	—	—

Michael J. Jacobson	6,000	—	—	$6.00	5/17/2010	—	—	—	—
	27,938	—	—	$0.80	2/3/2015	—	—	—	—

Gregory W. Starks	1,000	—	—	$6.00	5/17/2010	—	—	—	—
Director Compensation Policy and Procedures
Directors who are also employees of the Company are not paid any fees or other compensation for services as a member of the Board of Directors or any committee of the Board of Directors. Compensation for members of the Board of Directors and committees of the Board of Directors is approved by the Board of Directors based on recommendations by Mr. Siem as principal executive officer and Chairman of the Board of Directors. As with employee stock ownership, the Company believes that stock ownership by members of the Board of Directors furthers the alignment between the interests of the directors and the stockholders, resulting in an enhancement of the Company’s efforts to improve stockholder returns.
Compensation for Non-Employee Directors
Non-employee directors are paid an annual retainer of $20,000, payable quarterly in the Company’s Common Stock with the number of shares based upon the fair value on the date of payment. The shares are restricted from sale for a period of two years from the date of grant. The Audit Committee chairman receives an additional annual retainer of $5,000 and other Audit Committee members receive an additional annual retainer of $2,500. The Audit Committee retainer is payable semi-annually in cash. No additional compensation is paid to directors serving on the Compensation Committee. Directors are entitled to be reimbursed for reasonable out-of-pocket expenses related to in-person meeting attendance.
Remainder of Page Intentionally Left Blank

The following table sets forth the compensation paid to non-employee directors in fiscal year ended December 31, 2006:
DIRECTOR COMPENSATION

				Non-Equity
	Fees Earned or Paid			Incentive Plan	All Other
Name	in Cash	Stock Awards	Option Awards	Compensation	Compensation	Total
Laurence N. Benz	$9,000	$6,000	—	—	—	$15,000
Michael S. Chadwick	$6,000	$6,000	—	—	—	$12,000
John N. Goodpasture(1)	$—	$—	—	—	—	$—
Harris A. Kaffie	$7,500	$6,000	—	—	—	$13,500
Erik Ostbye(1)	$3,750	$3,000	—	—	—	$6,750

(1)	Mr. Ostbye joined the Company’s Board of Directors on May 17, 2006 and Mr. Goodpasture joined the Company’s Board of Directors on December 12, 2006; therefore amounts reflected for them are for a partial year.
Remainder of Page Intentionally Left Blank

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth certain information with respect to the beneficial ownership for shares of Common Stock (the only class of voting security issued and outstanding) as of April 20, 2007, as held by: (i) all persons or institutions known by us to be beneficial owners of 5% or more of the outstanding shares of Common Stock, (ii) each director and Director Nominee, (iii) each executive officer; and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the following persons or institutions have sole voting and dispositive power with respect to such shares.

	Shares Owned Beneficially
Name of Beneficial Owner	Number	Percent(1)
Columbus Petroleum Limited, Inc.(2)	911,712	7.9%
Spencer Finance Corp. and Arne Blystad(3)	842,743	7.3%
Spencer Energy AS(3)	586,743	5.1%
Ivar Siem(4)	639,265	5.5%
Harris A. Kaffie(4)	814,556	7.0%
Laurence N. Benz	51,989	*
Michael S. Chadwick(4)	4,516	*
Erik Ostbye	1,516	*
John N. Goodpasture	639	*
Michael J. Jacobson(4)	102,220	*
Gregory W. Starks(4)	44,225	*
Directors and Executive Officers as a Group (8 Persons)	1,658,926	14.4%

*	Less than 1%.

(1)	Based upon 11,559,643 shares of Common Stock issued and outstanding on April 20, 2007.

(2)	Based upon a Schedule 13D filed with the SEC on September 8, 2004, the address of Columbus Petroleum Limited, Inc. was Aeulestrasse 74, FL-9490, Vaduz, Liechtenstein.

(3)	Based on a Schedule 13D filed with the SEC on April 9, 2007, Spencer Finance Corp. and Arne Blystad jointly exercise voting and investment authority over the shares owned by Spencer Finance Corp. Spencer Energy AS is a subsidiary of Spencer Finance Corp., and as such, the 586,743 shares held by Spencer Energy AS are included in the 842,743 shares controlled by Spencer Finance Corp. and Arne Blystad. The principal business address for Spencer Finance Corp., Arne Blystad and Spencer Energy AS was Haakon VII gt. 1, 0161 Oslo, Norway.

(4)	Includes shares of Common Stock issuable upon exercise of options that may be exercised within 60 days of April 20, 2007 as follows: Mr. Siem — 8,000; Mr. Kaffie — 83,571; Mr. Chadwick — 3,000; Mr. Jacobson — 33,938; Mr. Starks — 1,000 and all directors and executive officers as a group — 129,509.
Remainder of Page Intentionally Left Blank

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company owns 0.07% of the common stock of Drillmar, Inc. (“Drillmar”) and 0.02% of Drillmar Energy, Inc. (“Drillmar Energy”). The Company’s Chairman, Ivar Siem, and one of its directors, Harris A. Kaffie, beneficially own 26.6%, and 22.1%, respectively, of Drillmar’s common stock and 34.5% and 10.1%, respectively, of Drillmar Energy’s common stock. Messrs. Siem and Kaffie are both directors of Drillmar and Drillmar Energy and Mr. Siem is Chairman, Chief Executive Officer and President of Drillmar and Drillmar Energy.
On March 31, 2006, the Company purchased 334 shares of common stock in Drillmar Energy for $334 in a private placement offering by Drillmar to its shareholders on a proportionate basis to their current ownership percentage in Drillmar. This investment represented 0.07% of the total offering, which is approximately equal to the Company’s current ownership in Drillmar.
On May 25, 2006, the Company purchased 2 shares of common stock in Drillmar for $563 in a private placement offering by Drillmar to its shareholders on a proportionate basis to their current ownership percentage in Drillmar. This investment represented 0.07% of the total offering.
On September 25, 2006, the Company participated in an issuance of callable notes by Drillmar in proportion to our 0.07% interest in Drillmar. We were issued a note in the amount of $280. The note is callable by Drillmar at any time on or after three months from the date of issuance and accrues interest at 3% per annum, which is due and payable at maturity. The note matures on January 1, 2009.
The Company entered into an agreement with Drillmar effective February 1, 2003, whereby the Company provided and charged for office space. This agreement terminated December 31, 2006. We also provided professional, accounting and administrative services to Drillmar at hourly rates based upon our cost. Since our implementation of staff reductions in mid 2004, no such services have been provided.
In 2002, the Company recorded a full impairment of its investment in Drillmar and a full reserve for the accounts receivable amount owed to the Company from Drillmar of approximately $200,000 due to Drillmar’s working capital deficiency and delays in securing capital funding. During 2004, the Company collected $165,000 of the accounts receivable from Drillmar and collected the remaining balance of approximately $45,000 in 2005.
In January 2003, Drillmar stockholders approved a restructuring plan whereby Drillmar was able to issue up to $3.0 million of convertible notes that will convert into common stock representing over 99% of Drillmar’s outstanding shares. In November 2003, the Company converted a contingent obligation due from Drillmar for providing office space, accounting and administrative services from May 2002 through January 2003 totaling $162,000 (9 months at $18,000 per month) into a convertible note. In December 2005, we collected $178,555 from Drillmar for this convertible note, including interest at 6% per annum.
COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and stockholders who own more than 10% of our Common Stock, to file reports of stock ownership and changes in ownership with the SEC and to furnish us with copies of all such reports as filed. Based solely on a review of the copies of the Section 16(a) reports furnished to us, the Company believes that during 2006, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with, except for one late Form 4 for Mr. Chadwick related to a sale of 6,033 shares of Common Stock on August 28, 2006.

NOMINATIONS AND PROPOSALS BY STOCKHOLDERS
FOR THE 2008 ANNUAL MEETING
The Company has tentatively set the 2008 Annual Meeting of Stockholders for May 15, 2008. Accordingly, stockholders should submit nominations and proposals in accordance with the guidance set forth below.
Nominations for the 2008 Annual Meeting of Stockholders
The Company’s Certificate of Incorporation provides that no person shall be eligible for nomination and election as a director unless written notice of such nomination is received from a stockholder of record by the Secretary of the Company 90 days before the anniversary date of the previous year’s annual meeting. Further, such written notice is to be accompanied by the written consent of the nominee to serve, the name, age, business and residence addresses, and principal occupation of the nominee, the number of shares beneficially owned by the nominee, and any other information which would be required to be furnished by law with respect to any nominee for election to the Board of Directors. Stockholders who desire to nominate persons to serve on the Board of Directors at the 2008 Annual Meeting must submit nominations to the Company, at its principal executive office, so that such notice is received by the Company no later than March 1, 2008. In order to avoid controversy as to the date on which any such nomination is received by the Company, it is suggested that stockholders submit their nominations, if any, by certified mail, return receipt requested.
Proposals for the 2008 Annual Meeting of Stockholders
Stockholders who desire to present proposals, other than notices of nomination for the election of directors, to stockholders of the Company at the 2008 Annual Meeting of Stockholders, and to have such proposals included in the Company’s proxy materials, must submit their proposals to the Company, at its principal executive office, by December 27, 2007. In order to avoid controversy as to the date on which any such proposal is received by the Company, it is suggested that stockholders submit their proposals, if any, by certified mail, return receipt requested.
Moreover, any stockholder who intends to submit a proposal for consideration at the Company’s 2008 Annual Meeting of Stockholders, but not for inclusion in the Company’s proxy materials, must notify the Company. Pursuant to the rules of the SEC, such notice must: (i) be received at the Company’s executive offices no later than March 12, 2008 and (ii) satisfy the rules of the SEC.
RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
UHY has been engaged by the Company’s Board of Directors as its independent registered public accounting firm since 2002. The Company expects that they will continue to serve as the Company’s independent registered public accounting firm. Through May 17, 2007, UHY has had a continuing relationship with UHY Advisors, Inc. from which it leases auditing staff who are full time, permanent employees of UHY Advisors, Inc. and through which UHY’s partners provide non-audit services. UHY has only a few full time employees. Therefore, few, if any, of the audit services performed were provided by permanent full time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. Representatives of UHY are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

By Order of the Board of Directors
/s/ Gregory W. Starks
GREGORY W. STARKS,
Vice President, Treasurer and Secretary

Houston, Texas
April 26, 2007

Appendix A
SECOND AMENDMENT TO THE
2000 STOCK INCENTIVE PLAN
          Blue Dolphin Energy Company (the “Company”) hereby amends the Blue Dolphin Energy Company 2000 Stock Incentive Plan (the “2000 Plan”) as follows, effective April 5, 2007.
1.	The first paragraph of Section 1.4 is amended to read as follows in its entirety:
     Subject to adjustment under Section 6.5, there shall be available for Incentive Awards under the Plan that are granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) One Million Two Hundred Thousand (1,200,000) Shares of Common Stock. One Million Two Hundred Thousand (1,200,000) of the Shares reserved under the Plan shall be available for grants of Incentive Stock Options. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.
     The following officer of the Company has caused this amendment to be executed effective as of April 5, 2007, subject to shareholder approval.

BLUE DOLPHIN ENERGY COMPANY
By:
Name:
Title:

A-1

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, THE PROXIES WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY HOW YOU WANT TO VOTE YOUR SHARES, THE PROXIES WILL VOTE THEM “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

DATED:

Signature

(Signature if held jointly)
Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

BLUE DOLPHIN ENERGY COMPANY • ANNUAL MEETING OF STOCKHOLDERS • MAY 30, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement, revokes all previous proxies and appoints Michael J. Jacobson and Gregory W. Starks, and each of them, the proxy of the undersigned, with full power of substitution to vote all shares of common stock of Blue Dolphin Energy Company (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held at The Downtown Club at Houston Center, 1100 Caroline Street, First City Tower Garage, Level C / 11th Floor in the Metropolitan Room on Wednesday, May 30, 2007 at 2:00 p.m. local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.
MARK VOTES IN BLUE OR BLACK INK ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

	For	Withhold	For All	PLEASE CHECK BOX IF YOU PLAN
1. To Elect Directors	All	All	Except	TO ATTEND THE MEETING ☐
	☐	☐	☐

Director Nominees:	Laurence N. Benz, John N. Goodpasture, Harris A. Kaffie, Erik Ostbye and Ivar Siem
INSTRUCTION:	To withhold authority to vote for fewer than all of the nominees, mark “For All Except” and write that nominee’s name in the space provided here:

2. To amend the Company’s 2000 Stock Incentive Plan				For Against Abstain
☐ ☐ ☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States). The shares represented by this proxy shall be voted in the manner set forth on the reverse side.